Exhibit 4.1

WARRANT CERTIFICATE

THESE WARRANTS AND ANY SHARES ACQUIRED UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THESE WARRANTS AND SUCH SHARES AND ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT CERTIFICATE
To Purchase Shares of Common Stock of
Kidville, Inc.

No.[   ]                                                                                                        [   ] Warrants

THIS CERTIFIES THAT, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged [________], with an address at [________], or its registered assigns (the “Holder”), is the registered owner of the number of warrants specified above (collectively, the “Warrants”), each of which Warrants entitles the Holder, subject to the adjustment provisions and the conditions and limitations hereinafter set forth, to purchase from Kidville, Inc. (together with its successors and assigns, the “Company”), a corporation organized and existing under the laws of the State of Delaware, one share, as adjusted pursuant to Section 4 hereof, of the Common Stock at a purchase price of $0.65 per share, as adjusted pursuant to Section 4 hereof (the “Exercise Price”).  The Warrants shall not be terminable by the Company prior to the Expiration Date.  The shares of Common Stock issuable upon exercise of the Warrants (and any other or additional shares, securities or property that may hereafter be issuable upon exercise of the Warrants) are sometimes referred to herein as the “Warrant Shares,” and the maximum number of shares so issuable under this Warrant Certificate is sometimes referred to as the “Aggregate Number” (as such  number may be increased or decreased, as more fully set forth herein).

The Warrants shall be void and all rights represented hereby shall cease after 5:00 p.m. Eastern Time on the Expiration Date.

The Warrants are part of an authorized issue of warrants (the “Authorized Warrants”), initially exercisable for an aggregate of 2,187,500 shares of Common Stock, issued on the date hereof pursuant to the terms of the Purchase Agreement.

Certain terms used in this Warrant Certificate are defined in Section 9 hereof.

The Warrants are subject to the following provisions, terms and conditions:

1.    Exercise; Issue of Certificates; Payment for Shares.  The Warrants represented by this Warrant Certificate may be exercised by the Holder, in whole or in part (but not as to fractional shares of Common Stock), to purchase the Aggregate Number of shares (initially equal to [       ] shares) of Common Stock at all times on or prior to 5:00 p.m. Eastern Time on the Expiration Date.

(a)    Conditions of Exercise.  The Warrants shall be exercisable in whole at any time or in part from time to time by surrendering this Warrant Certificate on any Business Day (with the Exercise Form annexed hereto as Schedule 1 properly completed and executed) to the Company at its principal office specified in Section 14, or its then current address, and upon payment to the Company of the Exercise Price for the Warrant Shares being purchased.

(b)    Payment of Exercise Price.  Payment of the aggregate Exercise Price with respect to an exercise in whole or in part of any Warrants may be made, in the sole discretion of the Holder, in the form of any of the following: (a) by cash or a check or bank draft in New York Clearing  House funds, (b) by the surrender of the applicable Warrant or Warrants, and without the payment of the Exercise Price in cash, for such number of Warrant Shares equal to the product of (1) the number of Warrant Shares for which such Warrant or Warrants are exercisable with payment in cash of the Exercise Price as of the date of exercise and (2) the Cashless Exercise Ratio, or (c) by any combination of (a) and (b) above.

(c)    Delivery of Share Certificates; New Warrant Certificate. A certificate or certificates for the shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding five (5) Business Days, after this Warrant Certificate shall have been so exercised.  Such certificate or certificates shall be deemed to have been issued and any Person so designated to be named therein shall be deemed for all purposes to have become a holder of record of the Warrant Shares represented thereby as of the close of business on the Business Day of the surrender of this Warrant Certificate and payment of the Exercise Price as aforesaid.  Unless the Warrants represented by this Warrant Certificate have expired or been fully exercised, a new Warrant Certificate representing the number of shares with respect to which this Warrant Certificate shall not then have been exercised shall also be delivered to the Holder within such time.

2.    Shares to be Fully Paid; Reservation of Shares; Listing.  The Company covenants and agrees that:  (a) all Warrant Shares will, upon issuance, be original-issue shares (and not treasury stock), fully paid and nonassessable and free from all taxes, claims, liens, charges and other encumbrances with respect to the issue thereof; (b) without limiting the generality of the foregoing, it will from time to time take all such action as may be required to assure that the par value per share of Common Stock shall at all times be less than or equal to the Exercise Price; (c) during the period within which the Warrants represented by this Warrant Certificate may be exercised, the Company will at all times have authorized and reserved for the purpose of issue or transfer upon exercise of the Warrants represented by this Warrant Certificate a sufficient number of original-issue shares of its Common Stock to provide for the exercise of all the Warrants represented by this Warrant Certificate; and (d) upon the exercise of the Warrants represented by this Warrant Certificate, it will, at its expense, promptly notify each securities exchange on which any Common Stock is at the time listed of such issuance, and use its reasonable best efforts to maintain an approval by such exchange for listing upon issuance of all shares of Common Stock from time to time issuable upon the exercise of the Warrants represented by this Warrant Certificate to the extent such shares can be so approved.

3.    Intentionally Omitted.

4.    Adjustments to Exercise Price and Aggregate Number.  The Exercise Price and the Aggregate Number of shares of Common Stock issuable upon the exercise of each Warrant (the “Exercise Rate”) are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 4.

(a)    Adjustment for Change in Capital Stock.  If the Company:

(1)    pays a dividend or makes any other distribution on its Common Stock in shares of its Common Stock or other capital stock of the Company; or

(2)    subdivides, combines or reclassifies its outstanding shares of Common Stock,

then, in each case, the Exercise Rate and the Exercise Price in effect immediately prior to such action shall be proportionately adjusted so that the Holder may upon payment of the same aggregate Exercise Price payable immediately prior to such action receive the Aggregate Number and kind of shares of capital stock of the Company which the Holder would have owned immediately following such action if such Warrants had been exercised immediately prior to such action.

Any such adjustment shall become effective immediately after the record date of such dividend or distribution or the effective date of such subdivision, combination or reclassification.

If after such an adjustment the Holder upon exercise of any Warrants may receive shares of two or more classes of capital stock of the Company, the board of directors of the Company shall determine the allocation of the adjusted Exercise Price between the classes of capital stock.  After such allocation, the Exercise Rate and the Exercise Price of each such class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 4.

(b)    [Intentionally Omitted.]

(c)    Adjustment for Certain Distributions.  If the Company distributes to holders of its Common Stock (i) any evidences of indebtedness of the Company or any of its subsidiaries, (ii) any properties or assets of the Company or any of its subsidiaries (whether in cash, property or otherwise), or (iii) any rights, options or warrants to acquire any of the foregoing or to acquire any other securities of the Company, a Holder may elect to receive a distribution from the Company of its proportionate share of the evidences of indebtedness, assets, rights, options or warrants or other securities of the Company, as the case may be, which would have been distributed to such Holder had such Warrants been exercised immediately prior to the record date for such distribution; provided that such Holder shall have notified the Company in writing of such election no later than 10 days after receipt of notice thereof from the Company pursuant to Section 4(f).

(d)    Specific Adjustment Provisions.  The following provisions shall be applicable to the making of adjustments of the Exercise Price and Exercise Rate hereinbefore provided for in this Section 4:

(i)    The sale or other disposition of any issued shares of Common Stock owned or held by or for the account of the Company shall be deemed an issuance thereof for the purposes of this Section 4.

(ii)    The adjustments required by the preceding paragraphs of this Section 4 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except as otherwise expressly provided herein.  For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(iii)    In computing adjustments under this Section 4, fractional interests in Common Stock shall be taken into account to the nearest one-thousandth (.001) of a share and shall be aggregated until they equal one whole share.

(iv)    If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any item described in Sections 4(a) through 4(c) hereof, but abandon its plan to pay or deliver such item, then no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(e)    Non-Impairment; Reorganization.

(i)    If any event occurs as to which the other provisions of this Section 4 are not strictly applicable but the lack of any provision for the exercise of the rights of the Holder would not fairly protect the exercise rights of such Holder in accordance with the essential intent and principles of such provisions, or, if strictly applicable, would not fairly protect the exercise rights of such Holder in accordance with the essential intent and principles of such provisions, then the Company shall appoint a firm of independent certified public accountants in the United States (which may be the regular auditors of the Company), of recognized national standing in the United States and reasonably satisfactory to the Required Holders, which shall give their opinion as to the adjustments, if any, necessary to preserve, without dilution, on a basis consistent with the essential intent and principles established in the other provisions of this Section 4, the exercise rights of such Holder.  Upon receipt of such opinion, the Company shall forthwith make the adjustments described therein.

(ii)    In case of any capital reorganization, other than in the cases referred to in Section 4(a) or (c) hereof and other than any capital reorganization that does not result in any reclassification of the outstanding shares of Common Stock into shares of other stock or other securities or property, or the consolidation or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Common Stock into shares of other stock or other securities or property), or the sale of all or substantially all of the assets of the Company, including any sale of all or substantially all of the assets of any subsidiary of the Company whose equity interests constitute all or substantially all of the assets of the Company (collectively such actions being hereinafter referred to as “Reorganizations”), there shall thereafter be deliverable upon exercise of any Warrant (in lieu of the number of shares of Common Stock theretofore deliverable) the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock that would otherwise have been deliverable upon the exercise of such Warrant would have been entitled upon such Reorganization if such Warrant had been exercised in full immediately prior to such Reorganization.  In case of any Reorganization, appropriate adjustment, as determined in good faith by the board of directors of the Company, whose determination shall be described in a duly adopted resolution certified by the Company’s Secretary or Assistant Secretary, shall be made in the application of the provisions herein set forth with respect to the rights and interests of the Holder so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any such shares or other securities or property thereafter deliverable upon exercise of Warrants.

The Company shall not effect any such Reorganization unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Reorganization or any parent company thereof or the corporation or other entity purchasing such assets shall expressly assume, by a supplemental warrant or other acknowledgment executed and delivered to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase, and the due and punctual performance and observance of each and every covenant, condition, obligation and liability under this Warrant Certificate to be performed and observed by the Company in the manner prescribed herein.

The foregoing provisions of this Section 4(e) shall apply to successive Reorganization transactions.

(f)    Notice of Action.  In case:

(A)           the Company shall authorize the issuance to holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

                (B)           the Company shall authorize the distribution to holders of shares of Common Stock of evidences of its indebtedness or assets or of rights, options or warrants to subscribe for or purchase any of the foregoing; or

(C)           of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale of all or substantially all of the assets of the Company, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants, or a tender offer or exchange offer for shares of Common Stock; or

(D)           of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(E)           the Company proposes to take any action that would require an adjustment to the Exercise Rate or Exercise Price pursuant to this Section 4;

then the Company shall give prompt written notice to the Holder at least 15 days prior to the applicable record date hereinafter specified, or the date on which a stockholder vote will be held or written consent in lieu thereof will be solicited in the case of events for which there is no record date, by first-class mail, postage prepaid, such written notice stating (i) the record date, if applicable, or the date on which a stockholder vote will be held or written consent in lieu thereof will be solicited in the case of events for which there is no record date, (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up.  The failure by the Company to give such notice or any defect therein shall not affect the legality or validity of any consolidation, merger, sale, conveyance, dissolution, liquidation or winding up or other action, or the vote upon any action.

(g)    Notice of Adjustment.  Within ten (10) days after the occurrence of an event resulting in an adjustment pursuant to this Section 4, the Company shall cause to be mailed to the Holder (and upon the exercise hereof, to the exercising Holder) by first-class mail, postage prepaid, notice of each adjustment to the Exercise Price and Exercise Rate effected since the date of the last such notice and a certificate of the Company’s Chief Financial Officer or Chief Accounting Officer, setting forth the Exercise Price and Exercise Rate after such adjustment(s), a brief statement of the facts requiring such adjustment(s) and the computation by which such adjustment(s) was made.

(h)    No Duplicative Adjustment.  Notwithstanding any other provision of this Warrant Certificate, the occurrence of a single event shall not trigger an adjustment of the Exercise Price and Exercise Rate under more than one paragraph of this Section 4.

5.    Taxes on Conversion.  The issuance of certificates for Warrant Shares upon the exercise of the Warrants shall be made without charge to the Holder exercising the Warrants for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the Holder; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder, and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

6.    Limitation of Liability.  No provision hereof in the absence of the exercise of the Warrants by the Holder and no enumeration herein of the rights or privileges of the Holder shall give rise to any liability on the part of the Holder for the Exercise Price of the Warrant Shares or as a stockholder of the Company, whether such liability is asserted by the Company or by any creditor of the Company.  Upon exercise of Warrants the Holder will have the right to vote the Common Stock received upon such exercise.  No Holder shall be entitled to vote or be deemed the holder of Common Stock (or any other securities as may be issuable upon the exercise of the Warrants) nor shall anything contained herein be construed to confer upon the Holder the rights of a stockholder of the Company or the right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or give or withhold consent to any corporate action or to receive notice of meetings or other actions affecting stockholders or to receive dividends, distributions or subscription rights or otherwise (except as provided herein), by virtue of his, her or its ownership of the Warrants until the Warrants shall have been exercised in accordance with the terms and conditions of the Warrants.

7.    Closing of Books.  The Company will at no time close its transfer books against the transfer of the Warrants or of any Warrant Shares issued or issuable upon the exercise of the Warrants in any manner that interferes with the timely exercise hereof, except as may be required by applicable laws, rules or regulations.  The Company shall deem and treat the Holder as the absolute owner of the Warrants for all purposes, including without limitation for the purpose of exercise thereof.  The Company agrees that, upon exercise of the Warrants in accordance with the terms hereof (including receipt by the Company of payment of the aggregate Exercise Price payable therefor in accordance with the terms hereof), the shares so purchased shall be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the date on which the Warrants shall have been exercised, and the Holder shall be deemed for all purposes a stockholder of the Company with respect to such shares as though the certificate for such shares had been issued on the date of such exercise.

8.    Restrictions.

A.    Securities Law Restrictive Legends.  Each certificate for any Warrant Shares issued upon the exercise of the Warrants, and each stock certificate issued upon the transfer of any such Warrant Shares (except as otherwise permitted by this Section 8) shall be stamped or otherwise imprinted with legends in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.  SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE  ABSENCE OF SUCH REGISTRATION OR ANY EXEMPTION THEREFROM UNDER SUCH ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS.

Each Warrant Certificate issued in substitution for any Warrant Certificate pursuant to Section 10, 11 or 12 hereof and each Warrant Certificate issued upon the transfer of any Warrant (except as otherwise permitted by this Section 8) shall be stamped or otherwise imprinted with legends in substantially the following form:

THESE WARRANTS AND ANY SHARES ACQUIRED UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THESE WARRANTS AND SUCH SHARES AND ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS.

B.    Termination of Securities Law Legend Restrictions.  The legend restrictions imposed by Section 8.A shall apply as to the Warrants and any Warrant Shares until (a) such securities shall have been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering such securities, or (b) such time as, in the reasonable opinion of counsel for the Company, or in the written opinion of counsel for the Holder reasonably acceptable to the Company, such restrictions are not required in order to comply with the Securities Act.  Whenever such restrictions shall terminate as to any Warrants or Warrant Shares, the Holder shall be entitled to receive from the Company, without expense, new certificates of like tenor not bearing the restrictive securities law legends set forth in Section 8.A.

9.    Definitions.  As used in this Warrant Certificate, unless the context otherwise requires, the following terms have the following respective meanings:

Affiliate:  shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such latter Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such former Person.

Aggregate Number:  shall have the meaning set forth in the first paragraph of this Warrant Certificate.

Authorized Warrant Shares:  shall mean the Warrant Shares and all shares of Common Stock (and any other or additional shares, securities or property issued upon exercise of any other Authorized Warrants) issued upon exercise of any other Authorized Warrants.

Authorized Warrants:  shall have the meaning set forth in the third paragraph of this Warrant Certificate.

Business Day:  shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

capital stock: shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

Cashless Exercise Ratio:  shall mean a fraction, the numerator of which is the excess of the Current Market Value of one share of Common Stock on the date of exercise over the Exercise Price as of the date of exercise and the denominator of which is the Current Market Value of one share of Common Stock on the date of exercise.

closing bid price:  for any Security on any trading day shall mean (A) if such Security is listed or admitted to trading on any securities exchange, the closing price, regular way, on such day on the principal exchange on which such Security is traded, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, (B) if such Security is not then listed or admitted to trading on any securities exchange, the last reported sale price on such day, or if there is no such last reported sale price on such day, the average of the closing bid and the asked prices on such day, as reported by a reputable quotation source designated by the Company or (C) if neither clause (A) nor (B) is applicable, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City of New York, customarily published on each trading day, in each case as designated by the Company.  If there are no such prices on a trading day, then the closing bid price shall not be determinable for such trading day.

Common Stock:  shall mean the shares of Common Stock, par value $0.001 per share, of the Company, currently provided for in the Amended and Restated Certificate of Incorporation of the Company, and including, for all purposes hereunder, any other capital stock of the Company into which such shares of Common Stock may be converted or reclassified or that may be issued in respect of, in exchange for, or in substitution of, such Common Stock by reason of any stock splits, stock dividends, distributions, mergers, consolidations or like events.

Company:  shall have the meaning set forth in the first paragraph of this Warrant Certificate.

Current Market Value: as per share of Common Stock or of any other security (herein collectively referred to as a “Security”) at any date shall mean:

(1)    if the Security is not registered under the Exchange Act, the value of the Security determined by (A) the legally adopted vote or consent of the board of directors of the Company and certified in a board resolution, or, (B) if the Board of Directors is unable or unwilling to determine such value within a period of 30 days, by an Independent Financial Expert, or

(2)    if the Security is registered under the Exchange Act, the average of the daily closing bid prices of such Security for the 20 consecutive trading days preceding such date, but only if such Security shall have been listed on a national securities exchange or traded through an automated quotation system during such entire 20 trading day period.  If such Security shall have not been so listed or traded for such entire 20 trading day period, the Current Market Value of such Security shall be determined as if the Security was not registered under the Exchange Act.

Exercise Price:  shall have the meaning set forth in the first paragraph of this Warrant Certificate.

Exercise Rate:  shall have the meaning set forth in the preamble to Section 4.

Exchange Act:  means the Securities Exchange Act of 1934, as amended.

Expiration Date:  shall mean the earlier of (i) February 19, 2014 and (ii) any time after August 8, 2010, upon thirty (30) days written notice to the Holder that the aggregate market value of the Common Stock, (as determined by multiplying (a) the number of shares of Common Stock outstanding (excluding (x) the shares of Common Stock issuable upon the exercise of all outstanding warrants and other convertible securities or instruments issued by the Corporation, (y) all shares of capital stock issued, issuable or reserved for issuance pursuant to or under the Corporation’s 2008 Incentive Compensation Plan and (z) the shares of Common Stock issuable upon conversion of the Corporation’s Series A Preferred Stock), by (b) the closing sale price of a share of Common Stock, as reported on the over-the-counter bulletin board, or, if the Common Stock has been admitted to trading on a nationally recognized stock exchange or market quotation system (including, without limitation, the NYSE Alternext US), as reported on such exchange or market quotation system), shall, during any forty-five (45) trading days within any consecutive ninety (90) day period, equal or exceed One Hundred Fifty Million Dollars ($150,000,000.00).

Holder:  shall have the meaning set forth in the first paragraph of this Warrant Certificate.

Holder Distribution Election:  shall have the meaning set forth in Section 4(c).

Independent:  shall mean, with respect to any Person, that such Person (i) is in fact independent, (ii) does not have any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, or in any Affiliate of the Company or any of its subsidiaries (other than as a result of holding securities of the Company in trading accounts) and (iii) is not an officer, employee, promoter, trustee, partner, director or Person performing similar functions for the Company or any of its subsidiaries or any Affiliate of the Company or any of its subsidiaries.

Independent Financial Expert:  shall mean a reputable accounting, appraisal or investment banking firm that is, in the reasonable judgment of the board of directors of the Company, qualified to perform the task for which such firm has been engaged as contemplated hereunder, is nationally recognized, is disinterested and Independent with respect to the Company and its Affiliates, and is reasonably acceptable to the Required Holders.

Person:  shall mean an individual, corporation, partnership, limited liability company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

Purchase Agreement:  shall mean the Securities Purchase Agreement dated February 19, 2009 among the Company and the purchasers named therein, pursuant to which the initial holder of this Warrant Certificate acquired shares of the Company’s 13.0% Series A Cumulative Convertible Preferred Stock, and the Warrants and the other Authorized Warrants were issued.

Reorganization:  shall have the meaning set forth in Section 4(e).

Required Holders:  shall mean any registered holder or holders holding at least a majority of the outstanding Authorized Warrants (including the Warrants) and Authorized Warrant Shares, collectively as a group.

Securities Act:  shall mean the Securities Act of 1933, as amended.

Warrants:  shall have the meaning set forth in the first paragraph of this Warrant Certificate.

Warrant Shares:  shall have the meaning set forth in the first paragraph of this Warrant Certificate.

10.    Register of Warrants.  This Warrant Certificate is issued as a Warrant Certificate for which there is a register maintained by the Company.  Subject to the provisions of Section 8, the transfer of the Warrants represented by this Warrant Certificate and all rights hereunder, in whole or in part, is registerable at the office of the Company referred to in Section 1 hereof by the Holder in person or by duly authorized attorney, upon surrender of this Warrant Certificate with a properly completed Form of Assignment in the form annexed hereto as Schedule 2.  Any transfer tax relating to a transfer of this Warrant Certificate shall be paid by the Holder who transfers such Warrant Certificate.

11.    Warrant Certificates Exchangeable for Different Denominations.  Subject to the provisions of Section 8, this Warrant Certificate is exchangeable, upon the surrender hereof by the Holder hereof at such office of the Company, for new Warrant Certificates of like tenor representing in the aggregate the number of Warrants represented hereby, each of such new Warrant Certificates to represent the number of Warrants as shall be designated by said Holder at the time of such surrender.

12.    Replacement of Warrant Certificates.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate and, in the case of any such loss, theft or destruction, upon delivery of an indemnity bond (or, in the case of the original Holder hereof or any substantial financial institution to which any Warrants represented by this Warrant Certificate may be transferred, an unsecured indemnity agreement) reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant Certificate, the Company will execute and deliver, subject to the provisions of Section 8, in lieu thereof, a new Warrant Certificate of like tenor to the Holder of such Warrant, at such Holder’s expense.

13.    Certificate Rights and Obligations Survive Exercise of Warrants.  The rights and obligations of the Company contained in this Warrant Certificate shall survive the exercise or repurchase of the Warrants represented by this Warrant Certificate to the extent that such survival is necessary to give effect to any provision hereof.

14.    Notices.  All notices, requests and other communications required or permitted to be given or delivered to the Holder under this Warrant Certificate shall be in writing, and shall be  delivered, or shall be sent by certified or registered mail postage prepaid and addressed, to such Holder at the address shown on this Warrant Certificate, or at such other address as shall have been furnished to the Company by notice from such Holder.  All notices, requests and other communications required or permitted to be given or delivered to the Company hereunder shall be in writing, and shall be delivered, or shall be sent by certified or registered mail, postage prepaid, or overnight courier, and addressed to the office of the Company (return receipt requested) at 163 East 84th Street, New York, New York 10028, Attention: Andy Stenzler.  All notices shall be deemed to have been given either at the time of the delivery thereof, or, if mailed as provided above, at the completion of the third full day following the time of such mailing thereof to such address, or, if delivered by overnight courier, upon the day specified for delivery by such courier, as the case may be.

15.    Amendments; Waivers.  Neither this Warrant Certificate nor any term or provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Company and the Holder.  No failure or delay on the part of either of the parties in exercising any right, power or privilege hereunder and/or under any applicable laws or the exercise of such right or power in a manner inconsistent with the provisions of this Warrant or applicable law shall operate as a waiver thereof.  Any waiver must be evidenced in writing signed by the party against whom the waiver is sought to be enforced.

16.    Remedies.  The Holder may seek to enforce the terms of this Warrant Certificate by seeking a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.  If any default under the terms of this Warrant Certificate shall occur and be continuing, the Holder may proceed to protect and enforce its rights under this Warrant Certificate by exercising such remedies as are available to such Holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Warrant Certificate or in aid of the exercise of any power granted in this Warrant Certificate.  No remedy conferred in this Warrant Certificate or the Purchase Agreement upon the Holder is intended to be exclusive of any other remedy available to such Holder, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

17.    Governing Law.  THIS WARRANT CERTIFICATE AND THE RIGHTS GRANTED HEREIN SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULES OR PRINCIPLES).  ANY JUDICIAL PROCEEDING BROUGHT BY OR AGAINST THE COMPANY WITH RESPECT TO THIS WARRANT CERTIFICATE OR ANY RELATED AGREEMENT SHALL BE BROUGHT IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITTING IN WILMINGTON, DELAWARE, AND, BY EXECUTION AND DELIVERY OF THIS WARRANT CERTIFICATE, THE PARTIES HERETO ACCEPT THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS WARRANT CERTIFICATE.  THE PARTIES FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PARTIES AT THEIR RESPECTIVE NOTICE ADDRESSES SET FORTH HEREIN, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

18.    Entire Agreement; Headings. This Warrant Certificate sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter.  All article and section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Warrant Certificate.

19.    Successors and Assigns. This Warrant Certificate shall bind and inure to the benefit of the Company and its successors and assigns, and the Holder and its successors and assigns.

[Signatures on next page.]

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer as of February [  ], 2009.

                KIDVILLE, INC.

                By: __________________________
               Name: Andy Stenzler
               Title: Chief Executive Officer

                AGREED TO AND ACCEPTED:

                By: __________________________
               [HOLDER]

Schedule 1

EXERCISE FORM

[To be executed only upon exercise of Warrants]

To:           [                           ]

The undersigned irrevocably exercises _______________ of the Warrants, each representing the right to purchase one share (subject to adjustment) of Common Stock, par value $.001 per share, of KIDVILLE, INC.  (the “Company”) represented by the within Warrant Certificate, and herewith makes payment of $____ (such payment being (a) in cash or by check or bank draft in New York Clearing House funds payable to the order of the Company, (b) by the surrender of the applicable Warrant or Warrants, and without the payment of the Exercise Price in cash, for such number of Warrant Shares equal to the product of (1) the number of Warrants Shares for which such Warrant or Warrants are exercisable with payment in cash of the Exercise Price as of the date hereof and that are hereby being exercised and (2) the Cashless Exercise Ratio, or (c) by any combination of (a) and (b) above, all at the Exercise Price and on the terms and conditions specified in the within Warrant Certificate), surrenders the within Warrant Certificate and all right, title and interest therein (except as to any unexercised Warrants) to the Company, and directs that the Warrant Shares deliverable upon the exercise of such Warrants be registered or placed in the name and at the address specified below and delivered thereto.

Date:_________________                                                                           ____________________________

Name: _____________________________

Address: ____________________________

               ____________________________

               ____________________________

Schedule 2

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned registered holder of the within Warrant Certificate hereby sells, assigns and transfers unto the Assignee(s) named below  all of the rights of the undersigned under the within Warrant Certificate with respect to the number of Warrants set forth below:

Name(s) of Assignee(s)	Address	Social Security or Other Identifying Number of Assignee(s)	Number of Warrants

and does hereby irrevocably constitute and appoint ___________ the undersigned’s attorney to make such transfer on the books of KIDVILLE, INC. maintained for that purpose, with full power of substitution in the premises.

Dated:  ___________________

________________________________1
(Signature of Owner)

________________________________
(Street Address)

________________________________
(City)     (State)     (Zip Code)

___________________________
1The signature must correspond with the name as written upon the face of the within Warrant Certificate in every particular, without alteration or enlargement or any change whatever.